Exhibit 99.1

Evofem Biosciences Announces Financial Results for the
Third Quarter of 2023

— On track to achieve third consecutive year of revenue growth —

— Third consecutive quarter of favorable sales and marketing expense as a percentage of net sales —

— Reduced loss from operations by 81% vs. Q3 2022 —

SAN DIEGO, CA, November 14, 2023 —Evofem Biosciences, Inc. (OTCQB: EVFM) today announced financial results for the third quarter and nine months ended September 30, 2023. Highlights include:

●	$5.1 million in net product sales of Phexxi® (lactic acid, citric acid and potassium bitartrate) for the third quarter of 2023 and $13.4 million year-to-date 2023.

○	More than 82% of Phexxi claims are now being approved.

○	Improvements in coverage have driven a 24% decrease in co-pay card utilization since January 1, 2023.

●	75% reduction in selling and marketing expenses versus the third quarter of 2022.

●	Sales and marketing expense as a percentage of net sales was 58% for the third quarter of 2023, the most favorable ratio since the Phexxi launch in 2020.

●	Third quarter total operating expenses were $8.7 million for 2023, a decrease of 65% as compared with the same period last year.

●	Narrowed loss from operations by 81% in the third quarter of 2023 as compared with the prior year quarter.

“Evofem remains on track to report our third consecutive year of annual Phexxi net sales growth, proving that innovation in contraception can weather market instability,” said Evofem’s CEO, Saundra Pelletier. “Our third quarter results reflect the successful execution of our strategy to deliver annual revenue growth with a lean, focused organization, and demonstrate clear and continued progress toward a sustainable operating model.”

During the third quarter, Evofem successfully negotiated a Fourth Amendment to the Securities Purchase and Security Agreement dated April 2020, as amended, with a U.S.-based, healthcare-focused institutional investor, under which this investor purchased $25 million of convertible senior secured promissory notes (the “Notes”) from Evofem in 2020. The Fourth Amendment:

●	Waived and withdrew the March 2023 Notice of Default;
●	Removed the cumulative net product sales covenant; and
●	Allows Evofem to repurchase the Notes for as little as $14 million if repaid within a certain timeframe.

On September 29, 2023, Evofem made the $1 million initial payment required by the Fourth Amendment; this will be applied toward the eventual Notes repurchase price.

Also during the quarter, a generic drug maker amended its previously-filed Abbreviated New Drug Application and will no longer seek approval from the U.S. Food and Drug Administration (FDA) to market a generic version of Phexxi® until Evofem’s Phexxi patents all expire. The latest-expiring Phexxi patents do not expire until 2033. This is a highly favorable result for Evofem and its investors.

Third Quarter Financial Results

For the three months ended September 30, 2023, net product sales were $5.1 million compared to $6.4 million in the prior year period. The 20% decrease was primarily due to lower Phexxi ex-factory unit sales due to the absence of marketing and direct to consumer promotion and promotional strategies and an aggregate 73% reduction in sales force since the third quarter of 2022. These factors were offset, in part, by more favorable payer coverage in the current period.

Total operating expenses were $8.7 million, versus $25.1 million in the prior year period. The 65% decrease was driven by:

●	A 75% reduction in selling and marketing costs, which we accomplished through lower marketing and DTC promotion costs, lower media agency fees, an aggregate 73% reduction in sales force and a 100% reduction in marketing headcount compared to the prior year period;
●	An 88% reduction in research and development costs; and,
●	A 49% reduction in general and administrative expense.

The $16.4 million aggregate operating expense reduction in the third quarter of 2023 was offset, in part, by a $0.2 million increase in cost of goods sold compared to the prior year period.

Loss from operations improved to $3.6 million, compared to a loss from operations of $18.7 million in the third quarter of 2022.

The third quarters of 2023 and 2022 each included total other income, net, primarily stemming from a gain in the 2023 quarter related to the aforementioned Fourth Amendment, which was treated as a debt extinguishment, and a recorded gain in the 2022 quarter from the change in fair value of the liability-classified warrants issued in 2022. As a result, net income was $66.0 million, or $15.34 per basic and $0.10 per diluted share, for the three months ended September 30, 2023, compared with net income (loss) of $89.6 million, or $135.72 per basic and $(4.39) per diluted share, for the three months ended September 30, 2022.

Liquidity

In the third quarter of 2023, we raised $5.3 million in net proceeds before issuance costs from the sale and issuance of senior unsecured convertible notes and warrants to certain investors. On September 29, 2023, we made the $1 million initial payment required by the Fourth Amendment as discussed above.

As of September 30, 2023, we had $0.4 million of restricted cash, as compared to $4.8 million of restricted and unrestricted cash as of December 31, 2022.

Subsequent Material Events

Since September 30, 2023:

●	The Company gained forbearance from Adjuvant Capital related to the cumulative net revenue covenant of the Securities Purchase Agreement dated October 14, 2020, as amended. As a result, the Company is not in default of any of its outstanding debt.
●	The Company settled a portion of its trade payables with several vendors. As a result, a $0.6 million reduction in trade payables will be recorded as contra expense in the fourth quarter of 2023.
●	The Company entered into amended employment agreements with its principal executive officers.
●	Issued 5,050,000 shares of common stock upon the cashless exercise of purchase rights.

Detail on these subsequent events is discussed in Note 10 of Evofem’s Quarterly Report on Form 10-Q for the period ended September 30, 2023.

About Evofem Biosciences, Inc.

Evofem is focused on commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company’s first FDA-approved product, Phexxi® (lactic acid, citric acid and potassium bitartrate), is a hormone-free, on-demand prescription contraceptive vaginal gel. It comes in a box of 12 pre-filled applicators and is applied 0-60 minutes before each act of sex. Learn more at phexxi.com and evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the Company’s anticipated financial performance, actions by generic drug makers, and possible repayment terms and price of the Notes. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements are disclosed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on April 27, 2023, Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC on November 14, 2023, and any subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contact

Amy Raskopf

Evofem Biosciences, Inc.

araskopf@evofem.com

(917) 673-5775

— Financial Tables Follow —

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value and share data)

	As of
	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$-	$2,769
Restricted cash	$410	$1,207
Trade accounts receivable, net	$6,322	$1,126
Total current liabilities	$67,868	$93,830
Total stockholders’ deficit	$(56,359)	$(71,800)
Total liabilities, convertible and redeemable preferred stock and stockholders’ deficit	$13,322	$25,163

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Product sales, net	$5,112	6,371	$13,379	$16,656

Operating Expenses:
Cost of goods sold	1,889	1,680	5,558	4,031
Research and development	614	5,207	1,556	23,342
Selling and marketing	2,985	11,948	9,036	36,951
General and administrative	3,176	6,260	11,696	24,404
Total operating expenses	8,664	25,095	27,846	88,728
Loss from operations	(3,552)	(18,724)	(14,467)	(72,072)
Other income (expense):
Interest income	2	50	28	55
Other expense, net	(596)	(436)	(2,041)	(1,322)
Loss on issuance of financial instruments	(5,175)	-	(5,286)	(72,002)
Gain (loss) on debt extinguishment	75,337	(24,487)	75,337	(24,487)
Change in fair value of financial instruments	-	133,116	1,539	101,502
Total other income, net	69,568	108,243	69,577	3,746
Income (loss) before income tax	66,016	89,519	55,110	(68,326)
Income tax expense	(11)	(13)	(17)	(36)
Net income (loss)	66,005	89,506	55,093	(68,362)
Convertible preferred stock deemed dividends	-	-	-	1,827
Net income (loss) attributable to common stockholders	$66,005	$89,506	$55,093	$(66,535)
Net income (loss) per share attributable to common stockholders:
Basic	$15.34	$135.72	$21.42	$(206.38)
Diluted	$0.10	$(4.39)	$0.09	$(206.38)
Weighted-average shares used to compute net income (loss):
Basic	4,236,477	659,480	2,524,302	322,385
Diluted	729,979,486	4,441,972	694,561,898	322,385

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